Exhibit 23.1

                     CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
IGI, Inc.

      We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 2, 2001, except as to Note 21, which is as of March 9, 2001, relating to the consolidated balance sheet of IGI, Inc. as of December 31, 2000 and the related consolidated statements of operations, cash flows and stockholders' equity (deficit) for the year then ended, which report appears in the December 31, 2000 annual report on Form 10-K of IGI, Inc.

      We also consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 27, 2001 relating to the financial statement schedule as of December 31, 2000 and for the year then ended, which report appears in the December 31, 2000 annual report on Form 10-K of IGI, Inc.

      Our report dated March 2, 2001, except as to Note 21, which is as of March 9, 2001, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has negative working capital and a stockholders' deficit as of December 31, 2000. These matters raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

      We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.


/s/   KPMG LLP

Philadelphia, Pennsylvania
May 24, 2001